Demeter Management Corporation
                         825 Third Avenue, 9th Floor
                         New York, NY 10022





[MORGAN STANLEY LOGO]

ADDRESS SERVICE REQUESTED










[RECYCLE LOGO] printed on recycled paper









                             MORGAN STANLEY
                             SPECTRUM SERIES







        April 2003
        Monthly Report










This Monthly Report supplements the Spectrum Funds'
Prospectus dated April 28, 2003.









                               Issued: May 30, 2003



[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                                                                  INCEPTION-  ANNU-
                                                                                                                    TO-DATE   ALIZED
                           1991   1992   1993   1994   1995  1996  1997   1998   1999   2000   2001   2002   2003    RETURN   RETURN
FUND                         %      %      %      %      %     %     %      %      %      %      %      %      %        %        %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency           --     --     --     --     --    --    --     --     --    11.7   11.1   12.2    8.2     50.7     15.6
                                                                                      (6 mos.)             (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced    --     --     --    (1.7)  22.8  (3.6) 18.2   16.4    0.7    0.9   (0.3) (10.1)   2.5     49.4      4.8
                                              (2 mos.)                                                     (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select            31.2  (14.4)  41.6   (5.1)  23.6   5.3   6.2   14.2   (7.6)   7.1    1.7   15.4    0.2     177.1     9.1
                         (5 mos.)                                                                          (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic          --     --     --     0.1   10.5  (3.5)  0.4    7.8   37.2  (33.1)  (0.6)   9.4    8.5     25.2      2.7
                                              (2 mos.)                                                     (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical          --     --     --    (2.2)  17.6  18.3   7.5   10.2   (7.5)   7.8   (7.2)  23.3   10.8     103.9     8.8
                                              (2 mos.)                                                     (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 825 Third Avenue, 9th Floor
 New York, NY 10022
 Telephone (212) 310-6444
 MORGAN STANLEY SPECTRUM SERIES
 MONTHLY REPORT
 APRIL 2003

Dear Limited Partner:

     The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of April 30, 2003 was as follows:

FUND                                  N.A.V.           % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                    $15.07                      4.04%
--------------------------------------------------------------------------------
Spectrum Global Balanced             $14.94                      2.23%
--------------------------------------------------------------------------------
Spectrum Select                      $27.71                      1.02%
--------------------------------------------------------------------------------
Spectrum Strategic                   $12.52                      1.84%
--------------------------------------------------------------------------------
Spectrum Technical                   $20.39                      1.44%
--------------------------------------------------------------------------------

     Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

     The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

     Limited partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective March 31, 2003:

     Mr. Anthony J. DeLuca resigned the position of Director of the General Partner.

     Mr. Edward C. Oelsner resigned the position of Director of the General Partner.

     Mr. Joseph G. Siniscalchi resigned the position of Director of the General Partner.

     Mr. Douglas J. Ketterer, age 37, was named a Director of the General Partner, pending his registration with the National Futures Association as a principal of the General Partner. Mr. Ketterer is a Managing Director and head of the Strategic Solutions Group, which is comprised of the Global Product Development Group, Financial Planning, Mutual Fund Advisory Group, Retirement Strategies, Education Strategies, Gifting Strategies, External Mutual Funds and the Global Portfolio Analysis and Research Departments. Mr. Ketterer joined the firm in 1990 in the Corporate Finance Division as a part of the Retail Products Group. He later moved to the origination side of Investment Banking, and then, after the merger between Morgan Stanley and Dean Witter, served in the Product Development Group at Morgan Stanley Dean Witter Advisors (now known as Morgan Stanley Funds). From the summer of 2000 to the summer of 2002, Mr. Ketterer served as the Chief Administrative Officer for Morgan

Stanley Investment Management, where he headed the Strategic Planning & Administrative Group. Mr. Ketterer received his M.B.A. from New York University's Leonard N. Stern School of Business and his B.S. in Finance from the University at Albany's School of Business.

     Mr. Jeffrey S. Swartz, age 36, was named a Director of the General Partner, pending his registration with the National Futures Association as a principal of the General Partner. Mr. Swartz is a Managing Director and Chief Operating Officer of Investor Advisory Services ("IAS"). Mr. Swartz began his career with Morgan Stanley in 1990, working as a Financial Advisor in Boston. He was appointed Sales Manager of the Boston office in 1994, and served in that role for two years. In 1996, he was named Branch Manager of the Cincinnati office. In 1999, Mr. Swartz was named Associate Director of the Midwest Region, which consisted of 10 states and approximately 90 offices. Mr. Swartz served in this capacity until October of 2001, when he was named Director of IAS Strategy and relocated to IAS headquarters in New York. In December of 2002, Mr. Swartz was promoted to Managing Director and Chief Operating Officer of IAS. Mr. Swartz received his degree in Business Administration from the University of New Hampshire.

     Mr. Jeffrey D. Hahn, Chief Financial Officer of the General Partner, was named a Director of the General Partner.

     Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

     I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
President
Demeter Management Corporation
General Partner


--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

[The table below represents a bar chart in the printed report.]


                                        MONTH ENDED         YTD ENDED
                                      APRIL 30, 2003      APRIL 30, 2003
                                      --------------      --------------
           AUSTRALIAN DOLLAR                1.64                 3.6
           BRITISH POUND                   -1.15                -1.4
           EURO                             2.68                8.04
           JAPANESE YEN                    -0.15                -2.4
           SWISS FRANC                         0                0.15
           MINOR CURRENCIES                 2.09                3.79


     Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> Gains were recorded from long positions in the euro versus the U.S. dollar as concerns regarding the U.S. economic recovery resurfaced and resulted in the value of the dollar declining to a four-year low versus the euro.

>> Profits resulted from long positions in the South African rand and the Australian dollar versus the U.S. dollar as the value of these currencies strengthened amid significant interest rate differentials.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> Losses were experienced from short positions in the British pound versus the U.S. dollar as the value of the pound strengthened against the dollar amid continued weakness in the U.S. currency.

>> Losses were also recorded early in the month from long positions in the New Zealand dollar versus the U.S. dollar as its value weakened following an unexpected interest rate cut by the Reserve Bank of New Zealand. Additional losses were experienced late in the month from short positions in the New Zealand dollar as its value reversed higher following the release of positive economic data.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                        MONTH ENDED         YTD ENDED
                                      APRIL 30, 2003      APRIL 30, 2003
                                      --------------      --------------
           CURRENCIES                       0.62                1.29
           INTEREST RATES                  -0.05                2.72
           STOCK INDICES                    2.12                  -1
           ENERGIES                         0.08                 1.6
           METALS                          -0.11               -0.04
           AGRICULTURALS                   -0.14               -0.54


     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the global stock index markets, long positions in European stock index futures resulted in gains as global equity prices rallied in response to positive earnings announcements and the conclusion of the war in Iraq.

>> In the currency markets, gains were recorded from long positions in the Mexican peso relative to the U.S. dollar as the value of the peso trended higher versus the dollar amid the release of positive earnings news. Additional gains were recorded from long positions in the Australian dollar versus the Japanese yen.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the agricultural markets, long positions in corn futures experienced losses as prices reversed lower amid news of increased supply.

>> In the metals markets, losses resulted from short positions in nickel futures as prices reversed higher amid renewed optimism concerning future growth in industrial demand.


--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                        MONTH ENDED         YTD ENDED
                                      APRIL 30, 2003      APRIL 30, 2003
                                      --------------      --------------
           CURRENCIES                       1.54                2.97
           INTEREST RATES                   0.08               -0.53
           STOCK INDICES                   -0.13               -1.05
           ENERGIES                        -0.16                3.42
           METALS                          -0.15               -0.81
           AGRICULTURALS                     0.5               -0.15


     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the currency markets, gains were recorded from long positions in the euro versus the U.S. dollar as concerns regarding the U.S. economic recovery resurfaced and resulted in the value of the dollar declining to a four-year low versus the euro.

>> In the agricultural markets, gains were recorded from long futures positions in soybeans and its related products as prices increased sharply amid worries regarding dwindling U.S. supply, increased Chinese demand, and Brazilian export delays.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the energy markets, long positions in crude oil futures resulted in losses as prices declined following the Coalition victory over Iraq and OPEC's announcement of a proposed increase in output.

>> In the metals markets, losses resulted from short positions in aluminum and copper futures as prices reversed higher amid renewed optimism concerning future growth in industrial demand.

>> In the global stock index markets, short positions in European stock index futures resulted in losses as global equity prices rallied in response to positive earnings announcements and the conclusion of the war in Iraq.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                        MONTH ENDED         YTD ENDED
                                      APRIL 30, 2003      APRIL 30, 2003
                                      --------------      --------------
           CURRENCIES                       1.24                4.23
           INTEREST RATES                   -0.4                1.18
           STOCK INDICES                    0.29                0.52
           ENERGIES                         0.06                1.73
           METALS                           0.29                0.23
           AGRICULTURALS                    1.04                4.65


     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the currency markets, gains were recorded from long positions in the euro versus the U.S. dollar as concerns regarding the U.S. economic recovery resurfaced and resulted in the value of the dollar declining to a four-year low versus the euro. Additional gains resulted from long positions in the Australian dollar and the Canadian dollar versus the U.S. dollar as the value of these currencies strengthened amid significant interest rate differentials.

>> In the agricultural markets, gains were recorded from short positions in sugar futures as prices moved lower amid ample supply. Additional gains were recorded from long positions in coffee futures as prices increased on technically-based factors.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the global interest rate markets, losses were recorded from short positions in U.S. interest rate futures as prices rallied after news of weaker-than-expected GDP fueled concerns regarding the U.S. economy.


--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                        MONTH ENDED         YTD ENDED
                                      APRIL 30, 2003      APRIL 30, 2003
                                      --------------      --------------
           CURRENCIES                       2.59                 7.8
           INTEREST RATES                   0.33                4.34
           STOCK INDICES                   -0.58                 0.9
           ENERGIES                          0.4                4.57
           METALS                           -0.5               -0.97
           AGRICULTURALS                   -0.08               -0.49


     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the currency markets, gains were recorded from long positions in the euro versus the U.S. dollar as concerns regarding the U.S. economic recovery resurfaced and resulted in the value of the dollar declining to a four-year low versus the euro. Additional gains resulted from long positions in the Australian dollar and the Canadian dollar versus the U.S. dollar as the value of these currencies strengthened amid significant interest rate differentials.

>> In the energy markets, short positions in crude oil futures resulted in gains as prices declined following the Coalition victory over Iraq and OPEC's announcement of a proposed increase in output.

>> In the global interest rate markets, long positions in Japanese interest rate futures supplied gains as expectations for falling bond yields fueled strong investor demand.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the global stock index markets, short positions in European stock index futures resulted in losses as global equity prices rallied in response to positive earnings announcements and the conclusion of the war in Iraq.

>> In the metals markets, short positions in silver and gold futures resulted in losses as precious metals prices strengthened amid negative economic data and a weak U.S. dollar.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED APRIL 30, 2003 (UNAUDITED)

                                        MORGAN STANLEY                         MORGAN STANLEY
                                       SPECTRUM CURRENCY                  SPECTRUM GLOBAL BALANCED
                                  --------------------------            ---------------------------
                                              PERCENTAGE OF                          PERCENTAGE OF
                                              APRIL 1, 2003                          APRIL 1, 2003
                                                BEGINNING                              BEGINNING
                                   AMOUNT    NET ASSET VALUE             AMOUNT     NET ASSET VALUE
                                  ---------  ---------------            ----------  ---------------
                                     $              %                        $             %
REVENUES
Trading profit (loss):
Realized                                 --          --                   (483,960)      (1.00)
Net change in unrealized          5,906,707        5.12                  1,749,665        3.61
                                  ---------       -----                 ----------       -----
Total Trading Results             5,906,707        5.12                  1,265,705        2.61
Interest income (Note 2)             86,922         .08                     47,942         .10
                                  ---------       -----                 ----------       -----
Total Revenues                    5,993,629        5.20                  1,313,647        2.71
                                  ---------       -----                 ----------       -----

EXPENSES
Incentive fees (Note3)              697,818         .60                         --          --
Brokerage fees (Note 2)             442,466         .38                    185,592         .38
Management fees (Note 3)            192,376         .18                     50,433         .10
                                  ---------       -----                 ----------       -----
Total Expenses                    1,332,660        1.16                    236,025         .48
                                  ---------       -----                 ----------       -----

NET INCOME                        4,660,969        4.04                  1,077,622        2.23
                                  =========       =====                 ==========       =====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED APRIL 30, 2003 (UNAUDITED)

                                          MORGAN STANLEY                             MORGAN STANLEY
                                         SPECTRUM CURRENCY                      SPECTRUM GLOBAL BALANCED
                              -------------------------------------     --------------------------------------
                                                               PER                                       PER
                                  UNITS          AMOUNT        UNIT         UNITS           AMOUNT       UNIT
                              -------------    -----------    -----     -------------     ----------     -----
                                                    $           $                              $           $
Net Asset Value,
April 1, 2003                 7,969,686.193    115,426,003    14.48     3,311,906.400     48,415,845     14.62
Net Income                               --      4,660,969      .59                --      1,077,622       .32
Redemptions                     (50,282.113)      (757,751)   15.07       (41,435.273)      (619,043)    14.94
Subscriptions                   400,201.560      6,031,036    15.07        46,487.760        694,527     14.94
                              -------------    -----------    -----     -------------     ----------     -----
Net Asset Value,
April 30, 2003                8,319,605.640    125,360,257    15.07     3,316,958.887     49,568,951     14.94
                              =============    ===========    =====     =============     ==========     =====


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED APRIL 30, 2003 (UNAUDITED)

                                   MORGAN STANLEY                       MORGAN STANLEY                   MORGAN STANLEY
                                   SPECTRUM SELECT                    SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                            ----------------------------         ---------------------------      ----------------------------
                                          PERCENTAGE OF                       PERCENTAGE OF                     PERCENTAGE OF
                                          APRIL 1, 2003                       APRIL 1, 2003                     APRIL 1, 2003
                                            BEGINNING                           BEGINNING                         BEGINNING
                               AMOUNT    NET ASSET VALUE           AMOUNT    NET ASSET VALUE         AMOUNT    NET ASSET VALUE
                            -----------  ---------------         ----------  ---------------      -----------  ---------------
                                  $             %                    $             %                   $              %

REVENUES
Trading profit (loss):
  Realized                   (7,063,632)     (2.23)              (1,597,564)     (1.90)            (4,288,585)      (1.10)
  Net change in unrealized   12,756,095       4.02                3,800,049       4.51             12,819,519        3.28
                            -----------       ----               ----------       ----            -----------        ----
    Total Trading Results     5,692,463       1.79                2,202,485       2.61              8,530,934        2.18
Interest income (Note 2)        239,957        .08                   64,903        .08                298,365         .08
                            -----------       ----               ----------       ----            -----------        ----
    Total Revenues            5,932,420       1.87                2,267,388       2.69              8,829,299        2.26
                            -----------       ----               ----------       ----            -----------        ----

EXPENSES
Brokerage fees (Note 2)       1,917,155        .60                  508,744        .60              2,363,524         .60
Management fees (Note 3)        793,305        .25                  210,515        .25                836,388         .22
                            -----------       ----               ----------       ----            -----------        ----
    Total Expenses            2,710,460        .85                  719,259        .85              3,199,912         .82
                            -----------       ----               ----------       ----            -----------        ----

NET INCOME                    3,221,960       1.02                1,548,129       1.84              5,629,387        1.44
                            ===========       ====               ==========       ====            ===========        ====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED APRIL 30, 2003 (UNAUDITED)

                                    MORGAN STANLEY                      MORGAN STANLEY                      MORGAN STANLEY
                                    SPECTRUM SELECT                   SPECTRUM STRATEGIC                  SPECTRUM TECHNICAL
                          ----------------------------------   --------------------------------   ----------------------------------
                                                        PER                                PER                                  PER
                               UNITS         AMOUNT     UNIT       UNITS        AMOUNT     UNIT       UNITS         AMOUNT      UNIT
                          --------------  -----------  -----   -------------  ----------  -----   --------------  -----------  -----
                                               $         $                        $         $                          $         $
Net Asset Value,
  April 1, 2003           11,568,019.031  317,322,093  27.43   6,849,443.090  84,205,882  12.29   19,466,184.254  391,204,014  20.10
Net Income                            --    3,221,960    .28              --   1,548,129    .23               --    5,629,387    .29
Redemptions                  (99,138.187)  (2,747,119) 27.71     (63,622.780)   (796,557) 12.52     (209,005.303)  (4,261,618) 20.39
Subscriptions                360,446.924    9,987,987  27.71     185,144.214   2,318,006  12.52      481,524.380    9,818,283  20.39
                          --------------  -----------  -----   -------------  ----------  -----   --------------  -----------  -----
Net Asset Value,
  April 30, 2003          11,829,327.768  327,784,921  27.71   6,970,964.524  87,275,460  12.52   19,738,703.331  402,390,066  20.39
                          ==============  ===========  =====   =============  ==========  =====   ==============  ===========  =====

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
================================================================================
1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION.Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

     The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Demeter, Morgan Stanley DW, MS & Co. and MSIL are wholly-owned subsidiaries of Morgan Stanley.

     Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

================================================================================
2.   RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

================================================================================
3.   TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

     The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets on the first day of each month (a 1.25% annual rate).

     The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

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 MORGAN STANLEY SPECTRUM SERIES
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 NOTES TO FINANCIAL STATEMENTS
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 (CONCLUDED)

     The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

     The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% per month of Net Assets allocated to Campbell on the first day of each month and 1/12 of 3% per month of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

     Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

     Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

     Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

     For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.